Exhibit 10.6
FORM OF
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of                     , 2006 (the “Restated Effective Date”), by and between John H. Pelusi, Jr. (“Employee”) and Holliday Fenoglio Fowler, LP, a Texas limited partnership (“HFF”).
RECITALS
     WHEREAS, Employee is a member (“Member”) of HFF Holdings LLC, a Delaware limited liability company (“HFF Holdings”), pursuant to that certain Second Amended and Restated Limited Liability Company Agreement of HFF Holdings LLC, dated as of                     , 2007;
     WHEREAS, Employee previously entered into an employment agreement with HFF (the “Original Employment Agreement”), dated March 29, 2006 (the “Original Effective Date”);
     WHEREAS, HFF Holdings previously owned 100% of the equity of Holliday GP Corp. (the “General Partner”);
     WHEREAS, HFF Holdings is party to that certain Sale and Merger Agreement, dated as of                     , 2007, among HFF Holdings, HFF Inc. (“Publico”), and the other parties thereto (the “Sale and Merger Agreement”), pursuant to which Publico (through its wholly-owned subsidiary, HFF Partnership Holdings LLC, a Delaware limited liability company (“Holdco”)) will own 100% of the General Partner;
     WHEREAS, in connection with the transactions contemplated by the Contribution and Sale and Merger Agreement, it is necessary to amend and restate the Original Employment Agreement; and,
     WHEREAS, HFF desires to continue the employ of Employee, and Employee desires to continue to be employed by HFF, under the terms specified in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, acknowledgments, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and HFF, intending to be legally bound, agree as follows:
     1. Term. The term of Employee’s employment hereunder shall commence on the Restated Effective Date and shall end on the date (the “Termination Date”) that Employee’s employment is terminated by HFF or Employee for any reason, including, but not limited to death, disability, with or without Cause (as defined below), or for no reason. Notwithstanding the foregoing but subject to Sections 4(e) and 6(d), the provisions contained in Section 4 (Non-Competition), Section 5 (Non-Disclosure), Section 6 (Non-Solicitation of Client), Section 7 (Non-Solicitation of Employees), Section 8 (Non-Disparagement) and Section 9 (Enforcement; Remedies and Forfeitures) shall survive and continue after the term of this Agreement.
     2. Responsibilities. Employee’s primary duties and obligations hereunder shall be as directed from time to time by the General Partner of HFF as directed by the board of directors of Publico (the “Board”) after considering the recommendations and advice of the Operating Committee of Holdco and the managing member of the operating committee of Holdco (the “Holdco Managing Member”). During the period of Employee’s employment, he shall devote his full business time, energy and best efforts to the business and affairs of HFF.
     3. Compensation and Benefits. In consideration for the foregoing and for the covenants described below, HFF agrees to provide to Employee the following compensation and benefits:
     (a) Commission and Other Income. Policies and allocations with respect to commission sharing, draws against commissions, bonuses and other income allocation will be established from time to time by the General Partner of HFF as directed by the Board after consideration of the recommendations and advice of the Holdco Operating Committee and Holdco Managing Member, and Employee shall be paid in accordance with such policies and allocations.
     (b) Benefits. Employee shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by HFF from time to time to HFF’s other similar employees. Employee shall be entitled to elect to participate in any of HFF’s standard benefit plans according to their terms. These plans may be modified or terminated from time-to-time by HFF in accordance with the terms thereof. The written plan documents shall govern any questions of eligibility, coverage, duration of coverage, or other details of the plans.
     (c) Expense Reimbursement. HFF agrees to reimburse Employee for all reasonable, ordinary, necessary and documented business expenses incurred in the performance of services hereunder in accordance with the policies of HFF as from time to time in effect. Employee, as a condition precedent to obtaining such payment or reimbursement, shall provide to HFF any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Employee seeks payment or reimbursement, and any other information or materials, as HFF may from time to time reasonably request.
     (d) No Mitigation. Subject to Sections 4, 5, 6 and 7, in no event shall Employee be obligated to seek other employment or be obligated to mitigate any of the amounts payable to Employee under any of the provisions of this Agreement.

     4. Non-Compete.
     (a) Employee acknowledges that HFF, the General Partner, Holdco, Publico and their affiliates and their related entities (the “Company Entities”) are engaged in a highly competitive business on a nationwide basis, and that the Company Entities intend to expand the business by entering into new business lines and by increasing the geographic scope domestically and potentially internationally, and that the relationships with their Clients (as defined below), goodwill, and Confidential Information (defined below) are extremely valuable, provide them with competitive business advantages and are critical to their success. Employee further acknowledges and agrees that the Company Entities have expended considerable time, money and effort to build a competitive business which is national in scope and to develop such Client relationships, goodwill and Confidential Information. Employee further acknowledges that, as an Employee and by virtue of his or her employment with HFF, Employee has had and will have close contact with such Clients, has developed and will develop relationships with such Clients and goodwill on behalf of the Company Entities, has and will have access to, possesses and will possess and has developed and will develop Confidential Information of and on behalf of the Company Entities. Employee therefore understands and agrees that both the nature and scope of the covenants contained in this Section 4 as well as the covenants set forth in Sections 5, 6, 7 and 8 are reasonable and necessary for the protection of HFF and the other Company Entities, including, without limitation, its and/or their Client relationships, goodwill and Confidential Information, as defined and limited below.
     (b) Employee understands that as an employee of HFF, Employee’s competition with any of the Company Entities would result in irreparable harm to HFF and the other Company Entities. Therefore, until the earlier of (i) five years from the Original Effective Date, or (ii) the second anniversary of the Termination Date (the “Restrictive Period”), Employee agrees that he or she will not, without the prior written consent of HFF, Compete (as defined below) with HFF or any of the other Company Entities anywhere in or with respect to the United States where HFF or any of the other Company Entities engages in a Competitive Business (as defined below).
     (c) As used herein, except as modified below, “Compete” means to directly or indirectly own, operate, manage, control, engage in, participate in, invest in, permit his or her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assign of such individual or entity (a “Person”), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, engages in the business that provides services or performs functions that are the same as, substantially similar to, or substitute for the services or functions provided or performed by HFF and/or the other Company Entities, or in any new lines of business considered by (meaning that a comprehensive business plan and budget were prepared by or for HFF for consideration) and not rejected by any of the Company Entities at any time during the six (6) month period preceding the Termination Date, in each case whether domestically or in such international markets as considered by any of the Company Entities during such six (6) month period (the “Competitive Business”). “Compete” shall also mean to directly or indirectly engage in any activity or perform, develop, provide or offer any services, functions or duties (in any capacity for the benefit of Employee or any other Person) which involves or requires, or which would inevitably involve or require, the use or disclosure (partly or wholly, intentionally or unintentionally) of any Confidential Information (as defined and limited below) of HFF or the Company Entities. Notwithstanding the foregoing, Employee will not be deemed to “Compete”:
          (i) Solely by reason of the performance of his duties as a full time employee or part time employee of a commercial bank, savings and loan, savings bank, insurance company, pension fund, investment bank or any other entity (including any Commercial Mortgage Backed Securities (CMBS) entities) making or acquiring commercial real estate loans or acquiring commercial real estate if, (A) Employee’s duties for such entity are limited to the origination or acquisition of commercial real estate loans or commercial real estate for such entity or (B) such entity originates such loans or acquires such loans or real estate with the intent of holding the loans or real estate for its own account, or in respect of loans, selling the loans in its capacity as a principal.
          (ii) If Employee shall either (A) be a principal in a business engaged in real estate development, real estate securities or in the ownership of commercial real estate, or (B) work as a full time or part time employee of a company or other entity engaged in real estate development, investment in real estate securities or the ownership of commercial real estate or real estate securities, even though in the course of Employee’s employment, Employee acquires loans, securities and/or real estate (it being understood and agreed that in this capacity, Employee shall be permitted to secure a loan or acquire commercial real estate from, or sell commercial real estate to HFF’s lending relationships without violating the restrictions set forth herein).
          (iii) Solely by reason of Employee’s passive ownership of any stock, bond, note, debenture, mortgage or other security issued by any other entity if such securities are actively traded on a stock exchange or on NASDAQ and such securities constitute less than three percent (3%) of the total voting securities issued by such entity;
          (iv) Solely by reason of Employee’s passive ownership of any stock, bond, note, debenture, mortgage or other security that is owned by Employee as of the date hereof;
          (v) Solely by reason of activities undertaken during his employment by HFF which are on behalf of, and for the benefit of, HFF or any of the Company Entities notwithstanding that such activities may involve engaging in transactions with or for entities that would otherwise “Compete” as defined above; or
          (vi) Solely by reason of Employee becoming employed by, or becoming a principal in, any entity involved in residential home sales brokerage and mortgage banking, provided that none of the Company Entities are engaged in such activities as of the Termination Date or considered (meaning that a comprehensive business plan and budget were prepared for consideration) and did not reject engaging in such activities at any time during the six (6) month period preceding the Termination Date.

     (d) Nothing in this Agreement shall prevent Employee from owning less than 1% of the publicly traded stock of any Person that Competes with HFF or any of the Company Entities; provided that Employee shall have no special voting rights, board representation or other oversight or information rights with respect to such Person (except as generally available to all stockholders of such Person).
     (e) This Section 4 shall not apply in the event that Employee’s employment is terminated by HFF without Cause. “Cause” shall mean: (i) gross misconduct or gross negligence in the performance of Employee’s duties hereunder; (ii) conviction of a crime; (iii) significant nonperformance or misperformance of Employee’s duties hereunder; (iv) material violation of policies and procedures established by HFF (including, without limitation, material violations of policies concerning disclosure of confidential information, sexual harassment, and travel and entertainment reimbursement); and (v) material violation of the covenants of this Agreement. Cause shall be determined by the Board after consideration of the recommendations and advice of the Holdco Operating Committee and Holdco Managing Member; provided, however, that if Cause is being determined with respect to any member of the Holdco Operating Committee or Holdco Managing Member, then such member or Holdco Managing Member shall not participate in such determination.
     5. Non-Disclosure.
     (a) Employee acknowledges that, by reason of his or her employment with HFF, Employee has been and will be given access to, has developed and will develop, and has and will become informed of, confidential or proprietary information (whether or not in writing, and whether or not developed by Employee) concerning HFF’s and other Company Entities’ prior, current or contemplated businesses, products, services, plans and strategies, business relationships, employees, Clients, prospects and financial affairs, which is not generally known to the public or in the trade, is a competitive asset, constitutes trade secrets (as defined under applicable law) or the disclosure of which would reasonably be expected to result in a competitive disadvantage to HFF or any of the Company Entities (collectively “Confidential Information”). By way of illustration, but without limitation, Confidential Information includes: (i) corporate information, including plans, strategies, developments, policies, resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, planning data, customers, clients, prospects, mailing lists, customer and client lists, referral sources and information, vendor lists, suppliers, supplier lists, market analyses or projections, financial information, reports or forecasts; (iii) financial information, including cost and performance data, financial results and information about the business condition of the Company Entities, debt arrangement, equity or financing structure, investors and holdings, purchasing, sales data, and pricing or cost data and information; (iv) operational and technological information, including plans, manuals, forms, templates, intellectual property, inventions, software, software code, software-related documents, innovations, improvements, designs, research, developments, procedures, formulas, and product specifications; (v) personnel information, including personnel lists, reporting or organizational structure, personnel data, contact information, and compensation structure; and (vi) Client information, including contact information, Client confidential and investment or property related information, pricing data, operations and conditions (financial or otherwise), data, investment methods, strategies and preferences, need for and use of HFF’s or other Company Entities’ products or services, the fact they are doing or have done business with HFF or any of the Company Entities, the nature, extent and particulars of such business dealings, and such other information provided to HFF or other Company Entities by its Clients under obligations of confidentiality. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include (i) information that is or hereafter becomes generally available to the public (other than by reason of violation of this Agreement), (ii) the general skills and experience gained during Employee’s work with HFF or Company Entities which Employee could reasonably have been expected to acquire in similar work with another company, or (iii) contact information, lists (including but not limited to internal mailing lists) and other similar materials related to customers, clients, suppliers, or prospects that either (A) Employee acquired prior to employment by HFF or (B) Employee acquired or developed as a result of Employee’s own business generation efforts.
     (b) Employee shall at all times during and after his or her employment hold all such Confidential Information in trust and confidence for HFF and shall not, directly or indirectly, use or disclose any such Confidential Information except as necessary for use in the regular course of Employee’s duties for and business of HFF or the other Company Entities; provided that Employee shall have the right to disclose Confidential Information in response to a governmental inquiry, including a tax audit or a judicial subpoena.
     (c) Employee agrees that all written materials (including, without limitation, correspondence, memoranda, manuals, notes and notebooks) and all computer software, computer files and data, models, mechanisms, devices, drawings or plans to which Employee may have access (whether or not written or prepared by Employee) constituting or containing Confidential Information (the “Company Materials”) shall be and remain the sole property of HFF, and Employee will use all reasonable precautions to assure that all such Company Materials are properly protected and kept from unauthorized persons, use or disclosure due to any action or inaction of Employee. Notwithstanding anything herein to the contrary, materials related to matters and information that was acquired or developed prior to commencing employment with HFF shall not be Company Materials and shall not constitute Confidential Information for any purpose hereunder. Employee further agrees to deliver the same, including all copies, promptly to HFF on the Termination Date, or at any time that HFF may request. In the event Employee is uncertain whether any given material or information is, constitutes or contains Confidential Information, Employee agrees to consult the General Partner for resolution.
     6. Non-Solicitation of Clients. Except as otherwise provide in Section 6(d), during the Restrictive Period, Employee agrees that he or she will not, without the prior written consent of HFF, directly or indirectly, individually or on behalf of other Person in an intermediate brokerage capacity:
     (a) call upon solicit, divert, or take away (or attempt or assist others to call upon, solicit, divert, or take away) the business or patronage of, or perform duties for, any Clients or Prospective Clients (as defined below) in respect of real estate investment banking services, capital solutions and/or services, including, without limitation, debt placement, investment sales, structured finance, private equity, note sales and loan servicing; and/or other services or functions that are the same as, similar to, or substitutes for those services or functions offered, provided or performed by HFF and/or the other Company Entities; or
     (b) influence, encourage, persuade or induce (or attempt or assist others to influence, encourage, persuade or induce) any Clients or Prospective Clients to cease or refrain from doing business with HFF or the other Company Entities;
     (c) For purposes of this Agreement, “Client” shall mean any Person with which HFF and/or the other Company Entities conduct business and “Prospective Clients” shall mean any Person with which HFF and/or the other Company Entities was or were in active business discussions or negotiations at any time during the six (6) month period preceding the Termination Date.
     (d) This Section 6 shall not apply in the event that Employee’s employment is terminated by HFF without Cause.
     7. Non-Solicitation of Employees. During the Restrictive Period, Employee agrees that he or she will not, without the prior written consent of HFF, directly or indirectly, individually or on behalf of another Person, (a) call upon, solicit, influence, encourage, persuade or induce (or attempt or assist others to call upon, solicit, influence, encourage, persuade or induce) any employee, consultant, contractor or agent of HFF or the other Company Entities to give up, or not to commence, employment or other material, business or remunerative relationship with HFF or the other Company Entities, or (b) hire (or attempt or assist others to hire) any such employee, consultant, contractor or agent of HFF or the other Company Entities.
     8. Non-Disparagement.
     (a) Except as compelled by law, judicial process or governmental inquiry or audit, Employee agrees that he or she shall not disparage HFF or any of the Company Entities. For purposes of this Section 8(a), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom HFF or any of the Company Entities has or, to the knowledge of Employee, is actively seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of HFF or any of the Company Entities, or, to the extent related to the business of HFF or any of the Company Entities, any employees, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof.
     (b) Except as compelled by law, judicial process or governmental inquiry or audit, HFF and the Company Entities (and any employees, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof) agree that each shall not disparage Employee. For purposes of this Section 8(b), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom Employee has or, to the knowledge of HFF or the applicable Company Entity, is seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of Employee.
     9. Enforcement; Remedies and Forfeitures.
     (a) Employee acknowledges and agrees that his or her breach of this Agreement will result in immediate and irreparable harm to the Company Entities. Employee further acknowledges and agrees that the remedy at law available for any such breach would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured or ascertained in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company Entities may have at law, in equity or under any agreement, the Company Entities, without proof of actual damage, will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or order restraining any threatened or further breach.
     (b) Employee acknowledges and agrees that the provisions of this Agreement are necessary and reasonable to protect the Company Entities in the conduct of their business, their Client relationships, their goodwill, and Confidential Information.
     (c) Employee also acknowledges and agrees that his or her experience, background and skills are such that he or she is able to obtain employment on reasonable terms and conditions without violation of the restrictive covenants contained herein and that such restrictive covenants will not pose any undue hardship to Employee.
     (d) Employee and HFF expressly acknowledge and agree that the Company Entities are intended to be beneficiaries of the rights of HFF and the obligations of Employee hereunder and shall be entitled in its/their own name to bring actions at law or in equity to enforce the provisions of this Agreement.
     10. Severability and Judicial Reformation/Partial Enforcement. Each term, provision, covenant and restriction in this Agreement is intended to be severable. If a court of competent jurisdiction shall determine that any term, provision, covenant or restriction of this Agreement is overbroad, unreasonable, invalid, void, unenforceable or against public policy, then, (i) if such term, provision, covenant or restriction is found to be overbroad, unreasonable, invalid, void, unenforceable or against public policy because of the duration, scope of activities restricted, or geographic scope set forth in this Agreement, or for any other reason, the parties hereto agree that the duration, scope of activities restricted, or geographical scope, as the case may be, or any other provision hereof, shall be reduced, reformed or modified (and enforced as so reduced, reformed or modified) so that such term, provision, covenant and restriction is enforceable and enforced to the maximum extent permitted by applicable law; and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     11. Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the internal laws of the State of New York, without regard to any conflict of law principles.

     12. Consent to Jurisdiction; Waiver of Jury Trial. The parties agree that jurisdiction and venue in any action brought by any party pursuant to this Agreement shall lie exclusively in any federal or state court located in the city, state and county of New York. By execution and delivery of this agreement, each party irrevocably submits to the exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
     13. Successors and Assigns. This Agreement shall not be assignable by Employee. This Agreement, and the rights of HFF and the other Company Entities hereunder, shall be freely assignable by HFF to any successor entity or other Person that acquires in any manner (including, but not limited to, by merger, acquisition, asset sale and/or public offering) all or substantially all of the business, assets, or interests of HFF or any other Company Entity; and shall survive and remain enforceable after any such transaction. Employee hereby expressly consents to any such assignment and acknowledges that no further consent by him or her to such assignment shall be necessary hereafter to effectuate such assignment. Employee further acknowledges that his or her obligations and covenants under this Agreement and the rights of HFF or any other Company Entity are for the benefit of, and protect the business interests of HFF and the other Company Entities, and their respective successors and assigns.
     14. Acknowledgment; Knowing and Voluntary. Employee acknowledges and represents that he or she has carefully read this Agreement; understands the terms and conditions set forth in this Agreement and their binding effect; has had adequate time to consider whether to agree to them and to consult with an attorney of his or her own choosing if he or she desired to do so; and is signing this Agreement voluntarily and of his or her own free will with the intent to be bound hereby.
     15. Notices. All notices to be given under this Agreement shall be in writing and delivered personally, by registered or certified mail, return receipt requested, or by overnight courier to the addresses set forth below:

Employee:

[Address of Employee]
[email address]

HFF:	8401 North Central Expressway
Suite 400
Dallas, TX 75225
     If delivered personally or by overnight courier, a notice shall be deemed communicated upon receipt of the written notice. If mailed as provided in this Agreement, notice shall be deemed communicated as of three (3) days after mailing. Any change of address by either Employee or HFF must be promptly communicated to the other party in a manner prescribed hereinabove.
     16. Withholding. HFF will withhold from any amounts payable to Employee hereunder all sums required by federal, state, and local laws, and all other sums upon which Employee and HFF agree.
     17. Entire Agreement. This Agreement constitutes the entire agreement between HFF and Employee and supersedes any prior, contemporaneous, or subsequent statements, representations, warranties, understandings, or inducements of any kind, whether oral or written agreements, including, but not limited to, the Original Employment Agreement, between HFF and Employee.
     18. Modification. No change, modification, or waiver of any term or condition in this Agreement shall be valid or binding upon HFF or Employee unless such change, modification, or waiver is in writing, signed by HFF and Employee, or, in the case of a waiver, by the party waiving compliance, and specifically states that it modifies this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The failure to enforce, at any time, any of the provisions of this Agreement or to require, at any time, the performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
     19. Execution. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

     20. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
* * * * *

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

EMPLOYEE

Name:	John H. Pelusi, Jr.

HOLLIDAY FENOGLIO FOWLER, LP: By: Holliday GP Corp., its General Partner

By:
Name:
Title: